UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2020

Postal Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-38903	83-2586114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Columbia Avenue

Cedarhurst, NY 11516

(Address of Principal Executive Offices) (Zip Code)

(516) 295-7820

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	PSTL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on December 4, 2020, Thorn Hill Postal Realty Holdings LLC (“Thorn Hill Holdings”), a wholly-owned subsidiary of Postal Realty LP (the “Operating Partnership”), the operating partnership of Postal Realty Trust, Inc. (the “Company”), completed the previously announced acquisition of an approximately 431,000 square foot industrial property, leased primarily to the United States Postal Service, located in Warrendale, Pennsylvania (the “Industrial Property”). The purchase price of the Industrial Property was $47.0 million, which excludes closing costs. The Company funded the purchase with cash from borrowings under the Company’s senior revolving credit facility (the “Credit Facility”) and disclosed it was in negotiations with one or more lenders in connection with a possible property-level financing for the Industrial Property.

On December 18, 2020, Thorn Hill Holdings, as the borrower, and The United States Life Insurance Company in the City of New York and National Union Fire Insurance Company of Pittsburgh, PA, each as lenders (collectively, the “Lenders”), entered into an Open-End Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents (the “Security Agreement” and collectively with the related promissory notes, suretyship agreement and various other loan documents, the “Loan Documents”), pursuant to which the Lenders provided Thorn Hill Holdings with a loan in the aggregate amount of approximately $30.2 million (the “Mortgage Loan”). The Mortgage Loan is secured by a cross-collateralized and cross-defaulted first mortgage lien on the Industrial Property. In connection with the closing of the Mortgage Loan, Thorn Hill Holdings paid a loan application fee, as well as certain other closing costs, including legal fees, of approximately $0.2 million. The Company expects to use the net proceeds from the Mortgage Loan to repay amounts outstanding under the Credit Facility.

The Mortgage Loan has a term of 10 years and matures on January 1, 2031. The Mortgage Loan bears interest at a fixed rate of 2.80%, and requires monthly payments of interest only for the first five years after closing and fixed monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The Loan Documents related to the Mortgage Loan contain a number of customary representations, warranties, covenants and indemnities. In connection with the closing of the Mortgage Loan, the Operating Partnership entered into a Suretyship Agreement in favor of the Lenders, pursuant to which the Operating Partnership agreed to guarantee payment and performance of all obligations of Thorn Hill Holdings to the Lenders for certain customary non-recourse provisions of certain Loan Documents.

The foregoing summary of the Mortgage Loan and Loan Documents does not purport to be complete and is qualified in its entirety by reference to the Loan Documents, copies of which are attached as Exhibits 10.1 through 10.5 hereto and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are incorporated herein by reference in this Item 2.03.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on December 21, 2020 announcing the closing of the Mortgage Loan. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 and the related information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Open-End Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents, dated as of December 18, 2020, by and among Thorn Hill Postal Realty Holdings LLC, The United States Life Insurance Company in the City of New York and National Union Fire Insurance Company of Pittsburgh, PA.
10.2	Promissory Note (USLIC), dated December 18, 2020, made by Thorn Hill Postal Realty Holdings LLC to The United States Life Insurance Company in the City of New York.
10.3	Promissory Note (USLIC – Fortitude), dated December 18, 2020, made by Thorn Hill Postal Realty Holdings LLC to The United States Life Insurance Company in the City of New York.
10.4	Promissory Note (NUFIC), dated December 18, 2020, made by Thorn Hill Postal Realty Holdings LLC to National Union Fire Insurance Company of Pittsburgh, PA.
10.5	Suretyship Agreement, dated December 18, 2020, in favor of The United States Life Insurance Company in the City of New York and National Union Fire Insurance Company of Pittsburgh, PA.
99.1	Press Release of Postal Realty Trust, Inc., dated December 21, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTAL REALTY TRUST, INC.

Date: December 21, 2020	By:	/s/ Jeremy Garber
	Name:	Jeremy Garber
	Title:	President, Treasurer and Secretary

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